American Century Investment Trust

AMENDMENT NO. 8 TO MANAGEMENT AGREEMENT

    THIS AMENDMENT NO. 8 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 19th day of May, 2022 (the “Effective Date”), by and between AMERICAN CENTURY INVESTMENT TRUST, a Massachusetts business trust and registered investment company (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

    WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of July 28, 2014, and amended April 10, 2017, May 19, 2017, July 31, 2017, October 2, 2017, August 1, 2018, August 1, 2019 and August 1, 2020 (the “Agreement”) and

    WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a duly established new G Class for the series of shares titled High Income Fund.

    NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

    1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century Investment Trust
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang President	Patrick Bannigan President

American Century Investment Trust Schedule A: Fee Schedules
Schedule A
Fee Schedules

Series		Fee Schedule by Class
	Investor	R5	A	C	G	I	R	R6	Y
Strategic Income Fund	0.740%	0.540%	0.740%	0.740%	n/a	0.640%	0.740%	0.490%	0.540%
Short Duration Strategic Income Fund	0.510%	0.310%	0.510%	0.510%	n/a	0.410%	0.510%	0.260%	0.310%
High Income Fund	0.775%	0.575%	0.775%	n/a	0.525%	0.675%	n/a	0.525%	0.575%

Series	Fee Schedule by Class
	Investor	G
NT High Income Fund	0.775%	0.525%

J:\LG\ACIT\Management Agreement\7-28-14 SDSI-SI\ACIT Mgmt Agt Amendment No. 8 7-2014 5-2022.docx    A-1